EXHIBIT 99.1

Rockwell Medical Technologies, Inc. Reports Results for Second Quarter 2009

WIXOM, Mich., Aug. 10, 2009 (GLOBE NEWSWIRE) -- Rockwell Medical Technologies, Inc. (Nasdaq:RMTI), a fully-integrated biopharmaceutical company offering innovative products and services targeting end-stage renal disease (ESRD), chronic kidney disease (CKD) and iron deficiency anemia, reported second quarter 2009 sales of $13.0 million, up 6.8% from $12.2 million in the second quarter of 2008. Loss for the second quarter 2009 was ($1.7) million or ($.12) per share compared to ($1.1) million or ($.08) per share for the second quarter of 2008.

Second Quarter Financial Highlights

 --  Sales of $13.0 million increased 6.8% compared to the second quarter of 2008.
 --  Second quarter gross profit margins increased to 14.3% compared to 8.0% in the second quarter of 2008.
 --  Gross profit increased to $1.8 million compared to $1.0 million in the second quarter of 2008.
 --  Gross profit margins increased 5% sequentially over the first quarter 2009.
 --  SFP related R&D expense was $2.0 million compared to $0.8 million in the second quarter 2008.
 --  Loss of ($1.7) million compared to a loss of ($1.1) million in the second quarter 2008.
 --  Inclusion into the Russell 2000, 3000 and Global Indexes.

First Six Months Financial Highlights

 --  Sales of $25.8 million increased $1.2 million or 4.9% compared to the first six months of 2008.
 --  Gross profit margins increased to 11.8% from 6.8% in the first half of 2009.
 --  Gross profit increased 80% to $3.0 million compared to $1.7 million in the first half of last year.
 --  R&D expense was $3.3 million compared to $1.6 million in the first half of 2008.
 --  Loss of ($3.4) million compared to a loss of ($2.3) million in the first half of 2008.

Drug Development and Corporate Progress

 --  Completed SFP Phase 2b study enrollment in April 2009.
 --  Data Safety Monitoring Board (DSMB) review noted no safety concerns with SFP and recommended continuation of Phase 2b study.
 --  Appointed Richard Yocum, M.D. to VP of Drug Development & Medical
     Affairs in February 2009.
 --  Appointed Ajay Gupta, M.D. to Chief Scientific Officer in June
     2009.

Mr. Robert L. Chioini, Chairman and CEO, stated, "We are pleased with our second quarter performance. Our operating business continues to expand and steps we implemented in Q4 and Q1 to improve margins are showing a positive effect. Moreover, we continue to make solid clinical development progress. Our Phase 2b study data should be available late 2009 or early 2010 and our Phase 3 study is estimated to begin mid-2010. We have strengthened our scientific team and remain focused on SFP commercialization while evaluating other renal therapy opportunities that present themselves."

Rockwell will be hosting a conference call to review its 2009 second quarter results on Monday, August 10, 2009 at 4:15 pm EDT. Investors are encouraged to call a few minutes in advance at (877) 719-9799 to listen to the call or on the web at:

http://investor.shareholder.com/media/eventdetail.cfm?eventid=71486&CompanyID=RMTI&e=1&mediaKey=A2FAB283B25BD82A09AC1C359F047CEF

The call will be available for replay for one week at the same link above.

About SFP:

SFP is a novel, investigational, physiological iron maintenance therapy designed to treat or prevent iron deficiency anemia in ESRD patients. SFP is a proprietary, water-soluble form of iron that travels directly to the bloodstream and transfers iron at a cellular level, similar to normal healthy iron uptake. SFP is designed as a continuous maintenance treatment consisting of small doses administered with every dialysis session to maintain iron status tests stable within target, as per Kidney Disease Quality Outcomes Initiative (KDQOI) recommendations. Clinical trials to date suggest that SFP delivered during each dialysis treatment, via the Company's dialysate, has the ability to maintain optimal iron balance and avoid liver toxicity while decreasing associated pharmaceutical intravenous (IV) iron administration costs. Recent academic studies have shown that more frequent maintenance doses of iron improve the therapeutic response and benefits of recombinant erythropoietin treatments. Rockwell has licensed exclusive world-wide rights and has secured patents for SFP in multiple countries, including the three largest dialysis markets in the world: the United States, Japan, and the European Union. The total U.S. market for IV iron is approximately $500 million annually while global market potential is approximately $850 million.

About Rockwell Medical Technologies:

Rockwell is a fully-integrated biopharmaceutical company offering innovative products and services initially targeting end-stage renal disease (ESRD), chronic kidney disease (CKD), and iron deficiency anemia. An established manufacturer and leader in delivering high-quality hemodialysis concentrates/dialysates to dialysis providers and distributors in the U.S. and abroad, Rockwell provides products that are used to maintain human life by removing toxins and replacing critical nutrients in the dialysis patient's bloodstream. Dialysis is a process that duplicates kidney function for patients who suffer from ESRD. There are approximately 375,000 ESRD patients in the United States, a number that is growing at an annual rate of 4 percent, and approximately 2 million ESRD patients world-wide.

The Company is currently developing unique, proprietary renal drug therapies for iron treatment. These exclusive renal drug therapies support disease management initiatives to improve the quality of life and care of dialysis patients and are designed to deliver safe and effective therapy, while decreasing drug administration costs and improving patient convenience. Rockwell is developing a pipeline of drug therapies, including extensions of SFP for indications outside of hemodialysis. Please visit www.rockwellmed.com for more information.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "projected," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Rockwell's SEC filings. Thus, actual results could be materially different. Rockwell expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

        ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

                    CONSOLIDATED INCOME STATEMENTS

  For the three and six months ended June 30, 2009 and June 30, 2008

                              (Unaudited)

                      Three Months Ended          Six Months Ended
                     June 30,      June 30,     June 30,     June 30,
                       2009         2008          2009         2008
                   ------------ ------------ ------------ ------------
 Sales             $ 13,013,012   12,182,336 $ 25,809,784  $24,594,373
 Cost of Sales       11,153,086   11,210,558   22,756,911   22,905,294
                   ------------ ------------ ------------ ------------
  Gross Profit        1,859,926      971,778    3,052,873    1,689,079
 Selling,
  General and
  Administrative      1,570,688    1,319,735    3,131,503    2,609,487
 Research and
  Product
  Development         1,996,571      781,743    3,334,881    1,564,456
                   ------------ ------------ ------------ ------------
  Operating
   (Loss)           (1,707,333)  (1,129,700)  (3,413,511)  (2,484,864)
 Interest Expense
  (Income), Net           7,238     (19,696)       16,503    (164,687)
                   ------------ ------------ ------------ ------------
  Net (Loss)       $(1,714,571) $(1,110,004) $(3,430,014) $(2,320,177)
                   ============ ============ ============ ============

 Basic Earnings
  (Loss) per
  Share                 ($ .12)      ($ .08)      ($ .25)      ($ .17)

 Diluted
  Earnings (Loss)
  per Share             ($ .12)      ($ .08)      ($ .25)      ($ .17)

 Note:

     *   The Company has reclassified certain quality assurance and operations management expenses totaling $140,000 for the
         second quarter and $260,000 year to date from selling,
         general and administrative expense to cost of sales in the
         2008 consolidated income statement to conform with the
         current year presentation.

     ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

                      CONSOLIDATED BALANCE SHEETS

               As of June 30, 2009 and December 31, 2008

                                            June 30,      December 31,
                                              2009            2008
                                          ------------    ------------
          ASSETS                          (Unaudited)

 Cash and  Cash Equivalents               $  3,335,458    $  5,596,645
 Accounts Receivable, net of a
  reserve of $54,000 in 2009 and
  $97,000 in 2008                            4,744,949       5,229,656
 Inventory                                   2,813,312       3,161,625
 Other Current Assets                          408,934         440,765
                                          ------------    ------------
     Total Current Assets                   11,302,653      14,428,691

 Property and Equipment, net                 3,326,193       3,249,003
 Intangible Assets                             235,439         240,656
 Goodwill                                      920,745         920,745
 Other Non-current Assets                      147,820         120,887
                                          ------------    ------------
      Total Assets                        $ 15,932,850    $ 18,959,982
                                          ============    ============

   LIABILITIES AND SHAREHOLDERS' EQUITY

 Notes Payable & Capitalized Lease
  Obligations                             $    104,065    $    176,850
 Accounts Payable                            5,019,936       5,210,972
 Accrued Liabilities                         1,061,470       1,464,828
 Customer Deposits                             155,795         245,186
                                          ------------    ------------
      Total Current Liabilities              6,341,266       7,097,836

 Long Term Notes Payable &
  Capitalized Lease Obligations                 29,958          41,203

      Shareholders' Equity:
 Common Shares, no par value,
  14,208,743 and 14,104,690 shares
  issued and outstanding                    35,713,428      34,799,093
 Common Share Purchase Warrants,
   2,134,169 and 2,114,169
   warrants issued and outstanding           3,634,760       3,378,398

 Accumulated Deficit                       (29,786,562)    (26,356,548)
                                          ------------    ------------
      Total Shareholders' Equity             9,561,626      11,820,943
                                          ------------    ------------
      Total Liabilities And
       Shareholders' Equity               $ 15,932,850    $ 18,959,982
                                          ============    ============

CONTACT:  The Trout Group LLC
          Investor Contact:
          Brian Korb, VP
          (646) 378-2923